Exhibit 23H





                 Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to Sunquest Information Systems, Inc. Stock Incentive Plan of 1996 of our report dated February 14, 1997 with respect to the consolidated financial statements of Sunquest Information Systems, Inc. incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1996 and our report dated November 8, 1996 with respect to the financial statements of Antrim Corporation included in Sunquest's Current Report on Form 8-K/A dated February 7, 1997, filed with the Securities and Exchange Commission.



                                   /s/  Ernst & Young LLP
                                   ----------------------
                                   Ernst & Young LLP


November 19, 1997